Exhibit 7.3
THOMSON REUTERS CORPORATION,
as Issuer
COMPUTERSHARE TRUST COMPANY OF CANADA,
as Trustee
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

ELEVENTH SUPPLEMENTAL INDENTURE
Dated as of May 29, 2008
to
INDENTURE
Dated as of November 20, 2001

          This Eleventh Supplemental Indenture, dated as of the 29th day of May 2008, between Thomson Reuters Corporation, a corporation organized under the laws of the Province of Ontario (hereinafter called the “Company”), Computershare Trust Company of Canada, a trust company continued under the laws of Canada, as trustee (hereinafter called the “Canadian Trustee”) and Deutsche Bank Trust Company Americas, a New York corporation, as trustee (hereinafter called the “U.S. Trustee”).
WITNESSETH:
          WHEREAS, the Company and the Canadian Trustee entered into an Indenture dated as of November 20, 2001 (together with any indentures supplemental thereto, excluding this Eleventh Supplemental Indenture, the “Original Indenture”), pursuant to which one or more series of debt securities of the Company (the “Securities”) may be issued from time to time; and
          WHEREAS, the Company and the Canadian Trustee entered into a First Supplemental Indenture dated as of November 20, 2001, pursuant to which the Company issued US$700,000,000 aggregate principal amount of 6 1/5% Notes due 2012; and
          WHEREAS, the Company and the Canadian Trustee entered into a Second Supplemental Indenture dated as of January 24, 2002, pursuant to which the Company issued US$400,000,000 aggregate principal amount of 5.75% Notes due 2008; and
          WHEREAS, the Company and the Canadian Trustee entered into a Third Supplemental Indenture dated as of August 8, 2003, pursuant to which the Company issued US$200,000,000 aggregate principal amount of 4.25% Notes due 2009 and US$250,000,000 aggregate principal amount of 5.25% Notes due 2013; and
          WHEREAS, the Company and the Canadian Trustee entered into a Fourth Supplemental Indenture dated as of May 19, 2004, pursuant to which the Company issued US$250,000,000 aggregate principal amount of 4 3/4% Notes due 2010; and
          WHEREAS, the Company and the Canadian Trustee entered into a Fifth Supplemental Indenture dated as of June 1, 2004, pursuant to which the Company issued C$250,000,000 aggregate principal amount of 4.50% Notes due 2009; and
          WHEREAS, the Company and the Canadian Trustee entered into a Sixth Supplemental Indenture dated as of November 26, 2004, pursuant to which the Company issued C$300,000,000 aggregate principal amount of 4.35% Notes due 2009 and C$600,000,000 aggregate principal amount of 5.20% Notes due 2014; and
          WHEREAS, the Company and the Canadian Trustee entered into a Seventh Supplemental Indenture dated as of August 9, 2005, pursuant to which the Company issued US$400,000,000 aggregate principal amount of 5.50% Debentures due 2035; and
          WHEREAS, the Company, the Canadian Trustee and the U.S. Trustee entered into an Eighth Supplemental Indenture dated September 20, 2005, pursuant to which the U.S. Trustee was made a Trustee under the Original Indenture and certain other amendments were made to the Original Indenture; and

          WHEREAS, the Company, the U.S. Trustee and the Canadian Trustee entered into a Ninth Supplemental Indenture dated as of October 2, 2007, pursuant to which the Company issued US$800,000,000 aggregate principal amount of 5.70% Notes due 2014;
          WHEREAS, the Company and the Canadian Trustee entered into a Tenth Supplemental Indenture dated as of February 1, 2008 providing for the purchase of the Outstanding 5.75% Notes due February 1, 2008 by an Affiliate of the Company; and
          WHEREAS, on April 17, 2008, the Company acquired Reuters Group PLC by implementing the DLC Structure under which the Company, Thomson Reuters PLC and their respective Subsidiaries operate as a unified group; and
          WHEREAS, in connection with the implementation of the DLC Structure, the Company and Thomson Reuters PLC entered into a deed of guarantee dated as of April 17, 2008 whereby Thomson Reuters PLC agreed to guarantee certain contractual obligations of the Company, including its obligations with respect to the Securities, for the benefit of creditors of the Company, including Holders of the Securities; and
          WHEREAS, as a result of the DLC Structure, the consolidated financial statements of the Company, prepared in accordance with GAAP, account for Thomson Reuters PLC as if it were a Subsidiary; and
          WHEREAS, the Company desires to cause Thomson Reuters PLC, for so long as the DLC Structure is in effect, to comply with certain covenants in the Original Indenture as if it were a Subsidiary; and
          WHEREAS, Section 901(9) of the Original Indenture provides that without the consent of any Holders of Securities, the Company, when authorized by or pursuant to a Board Resolution, and the Canadian Trustee and the U.S. Trustee, may enter into one or more indentures supplemental to the Original Indenture for the purpose of curing any ambiguity, correcting or supplementing any provision therein which may be defective or inconsistent with any other provision therein, or making any other provisions with respect to matters or questions arising thereunder, provided that such action does not adversely affect the interests of the Holders of Securities of any series and any related coupons in any material respect; and
          WHEREAS, the entry into this Eleventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and
          WHEREAS, the Company has furnished the Canadian Trustee and the U.S. Trustee with an Opinion of Counsel complying with the requirements of Sections 102, 103 and 903 of the Original Indenture, stating that the execution of this Eleventh Supplemental Indenture is authorized or permitted by the Original Indenture, and has delivered to the Canadian Trustee and the U.S. Trustee a Board Resolution authorizing the execution and delivery of this Eleventh Supplemental Indenture, together with such other documents as may be required by Section 102 of the Original Indenture; and

          WHEREAS, all things necessary to make this Eleventh Supplemental Indenture a valid agreement of the Company, the Canadian Trustee and the U.S. Trustee and a valid supplement to the Original Indenture have been done; and
          WHEREAS, the foregoing recitals are made as representations and statements of fact by the Company and not by the Canadian Trustee or the U.S. Trustee.
          NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of such series of Securities by the Holders thereof, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company, for itself and its successors, does hereby covenant and agree to and with the Canadian Trustee and the U.S. Trustee and their respective successors in said trust, for the benefit of those who shall hold such series of Securities, or any of them, as follows:
ARTICLE I
DEFINITIONS
          All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.
ARTICLE II
AMENDMENTS TO ORIGINAL INDENTURE
     SECTION 201. Definitions.
          (a) The following definitions shall be added to Section 101 of the Original Indenture in the proper alphabetical order:
“DLC Structure” means the dual listed company structure effected pursuant to the Equalization and Governance Agreement and the transactions contemplated thereby.
“Equalization and Governance Agreement” means the Equalization and Governance Agreement, dated as of April 17, 2008, between the Company and Thomson Reuters PLC, as the same may be amended or modified from time to time in accordance with its terms.
“Thomson Reuters PLC” means Thomson Reuters PLC, a public limited company existing under the laws of England and Wales, and any successor thereto.
          (b) The definitions of “GAAP” and “Subsidiary” in Section 101 of the Original Indenture shall be amended by replacing the term “Corporation” therein with the term “Company”.

          (c) The definition of “Subsidiary” in Section 101 of the Original Indenture shall be amended by inserting the following immediately prior to the period therein: “provided, however, that, for so long as the DLC Structure is in effect, Thomson Reuters PLC shall be deemed to be a Subsidiary of the Company”.
     SECTION 202. Reports by the Company.
Section 702(b) shall be amended by inserting the following at the end thereof:
Any such information that the Company files with the Commission through the Commission’s EDGAR database shall be deemed to have been provided to the Trustee for purposes of this Section 702(b) at the time of such filing through the EDGAR database.
ARTICLE III
MISCELLANEOUS PROVISIONS
     SECTION 301. Effect of Eleventh Supplemental Indenture.
          (a) This Eleventh Supplemental Indenture is a supplemental indenture within the meaning of Section 901 of the Original Indenture, and the Original Indenture shall be read together with this Eleventh Supplemental Indenture in the same manner as if the provisions of the Original Indenture and this Eleventh Supplemental Indenture were contained in the same instrument.
          (b) In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Eleventh Supplemental Indenture.
     SECTION 302. Effect of Headings.
          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     SECTION 303. Successors and Assigns.
          All covenants and agreements in this Eleventh Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     SECTION 304. Severability Clause.
          In case any provision in this Eleventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 305. Benefits of Indenture.
          Nothing in this Eleventh Supplemental Indenture express or implied, shall give to any Person, other than the parties hereto and their respective successors hereunder, and the Holders of Securities of any series, any benefit or any legal or equitable right, remedy or claim under this Eleventh Supplemental Indenture.
     SECTION 306. Counterparts.
          This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be executed either in original or faxed form and the parties hereto adopt any signatures received by a receiving fax machine as the original signature of such party.
     SECTION 307. Effective Time.
          This Eleventh Supplemental Indenture shall become effective upon the execution and delivery of this Eleventh Supplemental Indenture by the Company, the Canadian Trustee and the U.S. Trustee.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed, all as of the day and year first written above.

THOMSON REUTERS CORPORATION, as Issuer
By:	/s/ Linda J. Walker
	Name:	Linda J. Walker
	Title:	Senior Vice President, Controller and Chief Accounting Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee
By:	/s/ Michelle Mendonca
	Name:	Michelle Mendonca
	Title:	Professional, Corporate Trust

By:	/s/ Danny Snider
	Name:	Danny Snider
	Title:	Professional, Corporate Trust

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

By:	/s/ Annie Jaghatspanyan
	Name:	Annie Jaghatspanyan
	Title:	Assistant Vice President